UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2014

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 East Kendall Street Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1

Explanatory Note

On June 4, 2013, AVEO Pharmaceuticals, Inc. (the “Company”) filed a Current Report on Form 8-K reporting under Item 2.05, Costs Associated with Exit or Disposal Activities, that the Company was continuing to review the potential impact of its June 2013 restructuring, specifically with respect to its facilities requirements after the restructuring and alternatives with respect to its lease commitments for its headquarters and laboratory space in Cambridge, Massachusetts, and that the Company was unable to estimate any additional restructuring costs or charges at that time. The Company also stated that it would file an amendment to the original Current Report on Form 8-K if and when the Company determined it could reasonably estimate any additional material costs and charges. This Current Report on Form 8-K/A amends the original Current Report on Form 8-K to report additional material costs and charges.

On May 7, 2014, the Company reported in its Quarterly Report on Form 10-Q that it was required to record a charge of $3.9 million for the three months ended March 31, 2014 associated with the portion of its 650 E. Kendall Street facility that the Company ceased using.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

(d) On June 11. 2014, in connection with the completion of a build-out of certain of its facilities and laboratory space, the Company determined that it will be required to record a further charge of approximately $4.9 million for the three months ended June 30, 2014 associated with the portion of its 650 E. Kendall Street facility that the Company ceased using. This charge will not require any additional cash out-lays during the three months ended June 30, 2014. At this time, the Company is unable to estimate any additional restructuring costs or charges associated with its lease exit activities. If the Company subsequently determines that it will incur additional material costs and restructuring charges, it will file a further amendment to the Current Report on Form 8-K filed on June 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: June 13, 2014

	By:	/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc
President and Chief Executive Officer